Exhibit 99.1

FOR IMMEDIATE RELEASE

ABM Announces Strategic Leadership Changes

New York, NY – October 2, 2019 – ABM (NYSE: ABM), a leading provider of facility solutions, today announced two key executive leadership changes to reinforce the Company’s commitment to long-term profitable growth.

Scott Giacobbe, the Company’s Chief Operating Officer, has been named Chief Revenue Officer and Rene Jacobsen, the Company’s President of Business & Industry, has been named Chief Facilities Services Officer. Both will report directly to ABM’s President and Chief Executive Officer Scott Salmirs.

Mr. Salmirs commented, “Over the years, both Scott and Rene have been instrumental in supporting ABM’s 2020 Vision and I look forward to their future contributions in these new roles. I believe these changes will further sharpen our collective focus on new sales, client retention and segment profit.”

As Chief Revenue Officer, Mr. Giacobbe will be responsible for all revenue-generating functions to drive growth, including Sales and Marketing. He will also continue to be responsible for ABM’s Technical Solutions segment, as the Company amplifies its cross-selling capabilities.

In his new role as Chief Facilities Services Officer, Mr. Jacobsen will oversee ABM’s Business & Industry, Aviation, Education, and Technology & Manufacturing segments to reinforce operational efficiencies and enhance productivity.

Mr. Salmirs continued, “Today’s announcement demonstrates our commitment to aligning our organizational structure with our strategic priorities. The continuous evolution of our leadership team will enable us to fulfill our vision to be the clear choice in the industries we serve.”

Since joining ABM through its acquisition of the Linc Group in 2010, Scott Giacobbe has been with ABM in various roles over his tenure, including serving as Executive Vice President and Chief Operating Officer and President of ABM’s Technical Solutions. Mr. Giacobbe began his career at Honeywell in 1987, where he held leadership roles in sales, sales management and regional management.

Rene Jacobsen joined ABM in 2012 as Executive Vice President of ABM’s West Region. With more than 30 years of experience leading large, complex service organizations within the facility services industry, Mr. Jacobsen most recently served as Executive Vice President and President of Business & Industry, ABM’s largest operating segment.

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ABOUT ABM

ABM (NYSE: ABM) is a leading provider of facility solutions with revenues of approximately $6.4 billion and approximately 140,000 employees in 350+ offices throughout the United States and various international locations. ABM’s comprehensive capabilities include janitorial, electrical & lighting, energy solutions, facilities engineering, HVAC & mechanical, landscape & turf, mission critical solutions and parking, provided through stand-alone or integrated solutions. ABM provides custom facility solutions in urban, suburban and rural areas to properties of all sizes - from schools and commercial buildings to hospitals, data centers, manufacturing plants and airports. ABM Industries Incorporated, which operates through its subsidiaries, was founded in 1909. For more information, visit www.abm.com.

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CONTACT

Investor Relations and Treasury:

Susie A. Kim

(212) 297-9721

susie.kim@abm.com